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                                                                  EXHIBIT (99)-1


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Dear Nevada Power Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Nevada Power Company, a Nevada corporation ("Nevada Power") to be held at 3:00 p.m. on October 9, 1998, at the Riviera Hotel & Casino, Conference Center, 2901 Las Vegas Boulevard South, Las Vegas, Nevada (the "Special Meeting"). Your Board of Directors looks forward to greeting personally those stockholders able to attend.

At the meeting you will be asked to approve:

(1) a merger agreement (the "Merger Agreement") relating to the merger of Nevada Power with DESERT Merger Sub, Inc. ("DESERT Merger Sub"), a Nevada corporation and a wholly-owned subsidiary of Sierra Pacific Resources ("Sierra Pacific"), a Nevada corporation. Under the terms of the Merger Agreement, Nevada Power will be merged with and into DESERT Merger Sub, with DESERT Merger Sub remaining as the surviving corporation (the "Second Merger"). As a result of the Second Merger, Sierra Pacific will become the parent company of DESERT Merger Sub, which will change its name to Nevada Power Company. Immediately prior to the Second Merger, Sierra Pacific will merge with another of its wholly-owned subsidiaries, LAKE Merger Sub, Inc. with Sierra Pacific as the surviving corporation (the "First Merger" and, together with the Second Merger, the "Mergers"). Upon completion of the Mergers, Nevada Power and Sierra Pacific Power Company will each be a first tier utility subsidiary of Sierra Pacific and

(2) a proposal to postpone or adjourn the Special Meeting, if proposed by the Board of Directors of Nevada Power (the "Adjournment Proposal").

The Mergers and related matters are described in detail in the accompanying Joint Proxy Statement/Prospectus. Please review it carefully. YOUR BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE FOR THE MERGER AGREEMENT AND FOR THE ADJOURNMENT PROPOSAL.

Whether or not you plan to attend, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly vote, sign, date and mail the attached proxy in the envelope provided.

Thank you for your consideration and continued support.

Very truly yours,



Charles A. Lenzie
Chairman of the Board
and Chief Executive Officer
                                PLEASE DETACH HERE
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEVADA POWER
COMPANY.

The signing shareholder(s) hereby appoints Mary Kaye Cashman, Fred D. Gibson Jr., and John L. Goolsby or any one of them, with full power of substitution, the attorneys and proxies of the signing stockholder(s) to vote all shares of Common Stock of Nevada Power which the signing stockholder(s) is entitled to vote at the Special Meeting of Nevada Power Company to be held on October 9, 1998, at 3:00 p.m. and at any and all adjournments of such meeting.

MANAGEMENT RECOMMENDS A "FOR" VOTE FOR ITEMS 1 AND 2.

(1)  Approval of the Merger Agreement

     For the Merger Agreement ____________   Against the Merger Agreement
     _____   Abstain ____________


(2)  Approval of the Adjournment Proposal

     For the Adjournment Proposal__________  Against the Adjournment
     Proposal_________   Abstain__________


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               (Signature)                                      (Date)



               (Please sign EXACTLY as your name(s) appears on this ballot. Joint owners must EACH sign.)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNING STOCKHOLDER(S), AND IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER BUSINESS INCIDENT TO THE CONDUCT OF THE MEETING AS MAY PROPERLY COME BEFORE THE MEETING.